EXHIBIT 14.1

Advanced Neuromodulation Systems, Inc.

Corporate Code of Conduct

(adopted effective as of January 1, 2004)

1. INTRODUCTION TO THE PROGRAM
A Letter from the President
The Code’s Purpose
Responsibilities
Implementation
Communicating Concerns and Handling Alleged Violations
2. CONFLICTS OF INTEREST
Outside Business Interests
Personal and Family Conflicts of Interest
Gifts and Entertainment
Improper Payments
Political Contributions
3. RELATIONSHIPS WITH HEALTH CARE PROFESSIONALS
Product Training and Education
Supporting Third Party Educational Conferences
Sales and Promotional Meetings
Arrangements With Consultants
Gifts
Provision of Reimbursement and Other Economic Information and Assistance
Grants and Other Charitable Donations
4. RELATIONSHIP WITH GOVERNMENTS AND GOVERNMENT REPRESENTATIVES
5. OUR PUBLIC COMPANY DISCLOSURE OBLIGATIONS
6. SECURITIES AND INSIDE INFORMATION
7. ANTITRUST
8. INTERNATIONAL TRADE RESTRICTIONS AND BOYCOTTS
9. INTELLECTUAL PROPERTY AND CONFIDENTIALITY
Patents
Trademarks
Copyrights
Works Generated by Employees
Confidentiality
Confidential Competitor Information
10. HUMAN RESOURCES
11. INTERNAL ACCOUNTING CONTROLS
12. BOOKS AND RECORDS
13. COMMERCIAL TRANSACTIONS
14. HEALTH AND SAFETY
Sublease Agreement dated as of June 18, 2003
Fixed Price Contract dated as of December 17, 2003
Fixed Price Contract dated as of December 10, 2003
Standard Form of Agreement-Owner and Contractor
Standard Form of Agreement-Owner and Architect
Standard Form of Agreement-Owner/Construction Mgr.
Change Order dated as of August 27, 2003
Abbreviated Standard Form of Agreement
Change Order dated as of December 15, 2003
Change Order dated as of February 20, 2004
Code of Ethics
Subsidiaries
Consent of Independent Auditors
Certification of the CEO Pursuant to Rule 13a-14
Certification of the CFO Pursuant to Rule 13a-14
Certification of the CEO Pursuant to Section 906
Certification of the CFO Pursuant Section 906

Advanced Neuromodulation Systems, Inc.

Corporate Code of Conduct

1.	Introduction to the Program
• LETTER FROM THE PRESIDENT
• THE CODE’S PURPOSE
• RESPONSIBILITIES
• IMPLEMENTATION
• COMMUNICATING CONCERNS AND HANDLING ALLEGED VIOLATIONS
2.	Conflicts of Interest, Bribes and Kickbacks
• OUTSIDE BUSINESS INTERESTS
• PERSONAL AND FAMILY CONFLICTS OF INTEREST
• GIFTS AND ENTERTAINMENT
• IMPROPER PAYMENTS
• POLITICAL CONTRIBUTIONS
3.	Relationships With Health Care Professionals
• PRODUCT TRAINING AND EDUCATION
• SUPPORTING THIRD PARTY EDUCATIONAL CONFERENCES
• SALES AND PROMOTIONAL MEETINGS
• ARRANGEMENTS WITH CONSULTANTS
• GIFTS
• PROVISION OF REIMBURSEMENT AND OTHER ECONOMIC INFORMATION AND ASSISTANCE
• GRANTS AND OTHER CHARITABLE DONATIONS
4.	Relationships With Governments and Government Representatives
5.	Our Public Company Disclosure Obligations
6.	Securities and Inside Information
7.	Antitrust
8.	International Trade Restrictions and Boycotts

9.	Intellectual Property and Confidentiality
• PATENTS
• TRADEMARKS
• COPYRIGHTS
• WORKS GENERATED BY EMPLOYEES
• CONFIDENTIAL COMPETITOR INFORMATION
10.	Human Resources
11.	Internal Accounting Controls
12.	Books and Records
13.	Commercial Transactions
14.	Health and Safety

Advanced Neuromodulation Systems, Inc.

Corporate Code of Conduct

1. INTRODUCTION TO THE PROGRAM

A Letter from the President

Dear ANS Employee:

ANS’ success depends directly on your high-quality work performance and your personal integrity. Our Company has worked hard to earn a reputation for high ethical standards and performance quality within the medical device industry. It is critical that we maintain this standard of integrity and performance in all of our relationships, both inside and outside the Company.

As we continue to grow, we must continue to educate our new employees about our standards and to reinforce and build upon these standards with employees who have served the Company well for years. In addition, we must reflect new legal requirements and ethical guidelines into our corporate policies. This Corporate Code of Conduct (the “Code”) provides general legal and ethical guidelines for our business practices. Effective immediately, it replaces the existing Code of Ethics, which is summarized and attached to the Employee Guide.

As a member of our corporate family, you must comply with all laws and regulations and must conduct yourself and your business activities with integrity and according to the high ethical standards set forth in the newly-adopted Code. You are responsible for knowing and complying with the information in the Code. Additionally, managers and supervisors are responsible for ensuring their employees understand and follow compliance policies and guidelines. The Code is intended as a general overview of correct ethical and legal actions. It does not, and indeed cannot, provide an exhaustive, step-by-step guide for every situation. If you have any question whether a situation you are faced with might violate a legal or ethical policy, then you should discuss that situation with a supervisor, a compliance committee member, the General Counsel, or Human Resources. If you know that someone else is violating the Code, you have a responsibility under the Code to report that violation.

We encourage every employee to become familiar with the Code’s contents. Because of the nature and scope of their duties, however, nonexempt hourly-paid employees and nonexempt salaried employees are only required to read Sections 1, 2, 6, 9, 10, 12, and 14 of the Code. All other employees should read and become familiar with the Code in its entirety. Essentially, if you qualify for overtime pay, you are a nonexempt employee. If you have any question about which category you fall into, contact the Human Resources Department. We will conduct periodic training on various aspects of the Code. If you have any comments or questions, please do not hesitate to contact a supervisor, compliance committee member, the General Counsel, or Human Resources.

If we all comply with these standards, ANS will remain a quality place to work, and we will continue to build and enhance our reputation and standard of excellence.

Christopher G. Chavez President and Chief Executive Officer

The Code’s Purpose

Our Code of Conduct provides the minimum standards of conduct that each employee must meet, and it serves as a guide for carrying out our business within appropriate legal and ethical boundaries. We should strive to exceed these standards in every aspect of our business and to maintain the high degree of integrity, honesty, and fairness that our customers, suppliers, investors, contracting partners, and other members of the public expect from our Company.

The Code provides general guidance for conducting day-to-day activity. It is not a list of rules and regulations but rather a guide to good values and judgment. You may encounter situations that are not covered by a specific provision within the Code. If you have any question whether a course of conduct is legal or ethical, you should contact your supervisor, the General Counsel, Human Resources, or a compliance committee member. The compliance committee will be composed of three to five individuals selected by the President and will initially be comprised of the General Counsel, the Chief Financial Officer, and the Vice President – Human Resources. The Code also describes the process from the filing of an initial complaint through the investigation process and the range of possible disciplinary actions.

Some areas may be too complex to be covered within the Code. These areas may be discussed in greater detail in other publications or policies, which will be made available to employees directly involved in those subject areas. Examples of these are our Off-Label Promotion Policy and our Insider Trading Policy, both of which remain in effect.

Employees who do not comply with the Code and applicable laws may be subject to appropriate disciplinary action, including dismissal, and to individual and corporate legal liability.

Responsibilities

Department Heads/Supervisors

Department heads and supervisors are responsible for taking appropriate steps to see that employees under their supervision receive the Code and certify that they have read and understood it. Supervisors and department heads are accountable if they fail to detect violations of the Code that they reasonably should have discovered. Supervisors and department heads are also accountable if they fail to report an ethical or legal violation to the appropriate party or violate the Code themselves. It is their responsibility to ensure that their work environment encourages open communication concerning ethics policies. A supervisor or department head will be disciplined if they retaliate, or cause another to retaliate, against an employee who reports a violation.

All Employees

All employees must become familiar with the Code and our commitment to ethical business conduct. We require employees to follow the Code in their day-to-day activities. If an employee is uncertain about the proper course of conduct in any situation, he or she must consult with a supervisor, compliance committee member, the General Counsel, or Human Resources. Employees must attend any required training classes. Employees are required to certify that they have received and reviewed the Code and that they will comply with the Code. If an employee knows of a potential violation of the ethics policy, he or she must report it immediately to a supervisor, a compliance committee member, the General Counsel, or Human Resources.

Implementation

Compliance Officer

The Compliance Officer is the General Counsel of the Company. The Compliance Officer receives all reports of alleged violations and initiates investigations into those allegations. Upon conclusion of an investigation, the compliance committee and investigative team report their findings to the Compliance Officer and recommend a course of action. The Compliance Officer reviews the report and the recommendation and issues a preliminary determination of discipline to the Compliance Committee. The Compliance Committee then determines the appropriate discipline for violation of the Code. The Compliance Officer reports incidents of serious misconduct to the President and the Board of Directors.

Compliance Committee

As previously noted, the compliance committee will be composed of three to five individuals selected by the President and will initially be comprised of the General Counsel, the Chief Financial Officer, and the Vice President – Human Resources. Members of the compliance committee will investigate an allegation and present the facts of the investigation to the Compliance Officer, assess whether or not they feel the allegation has been substantiated, document any prior incidents concerning the affected individuals, and recommend the appropriate discipline. The compliance committee is also responsible for conducting periodic audits of the compliance program, which include an examination of disciplines imposed, incidents reported, and updates of the Code to change any problematic areas. The Compliance Committee is also responsible for implementing mandatory training programs and ensuring that all employees are familiar with the Code.

Communicating Concerns and Handling Alleged Violations

Reporting You should communicate any concerns about the ethical implications of past, present, or future conduct in the manner in which you feel most comfortable to any of the following: your supervisor, a compliance committee member, the General Counsel, or Human Resources. These persons will report any noncompliance or alleged noncompliance with the Code to the Compliance Officer. Please do not hesitate to contact any of these individuals with any question or concern you may have.

You may request confidentiality when reporting a suspected violation, or you may report anonymously. To the extent allowed by law, communications with compliance staff will be kept confidential.

Investigations

Persons appointed by the Compliance Officer or the Compliance Committee will investigate each allegation of wrongdoing. They will conduct inquiries and investigations with appropriate concern for the reputations of the individuals involved. If you are involved in an investigation, you should not discuss the situation with any other person. Discussing an investigation could damage the reputation of innocent persons or taint the fact-finding process. The Compliance Officer coordinates any findings from the investigation and recommends corrective action or changes that need to be made. All investigations are conducted promptly, with proper regard for the circumstances.

Discipline

Those employees who violate the Code may be subject to discipline. The discipline imposed will vary depending on the nature, severity, and frequency of the violation. Discipline may be imposed for violations of the Code, failure to report violations, and withholding relevant and material information concerning violations. Supervisors and department heads may also be disciplined for failure to report a violation that they knew, or reasonably should have known, occurred. Employees will be informed of the charges against them and will be given the opportunity to explain their actions before any disciplinary action is imposed.

The following disciplinary actions may be imposed:

•	Verbal Warning

•	Written Warning

•	Written Reprimand

•	Suspension

•	Termination

Offenders may also be subject to criminal prosecution and civil liability, including paying the Company or other injured parties for their loss. Upon conclusion of an investigation, the Compliance Officer will review the findings of the investigative team and determine whether governmental authorities should be contacted.

Submitting False Reports

Any person who knowingly submits a false or misleading report will be subject to discipline. A person who appropriately voices an honest concern will not be disciplined even if the concern is discovered to be without merit.

Training Programs

To ensure that each employee is familiar with the Code and comfortable with making the correct ethical choices, the Compliance Committee will offer periodic training programs. Attendance at some training programs may be mandatory. Your supervisor or the Compliance Committee will notify you when you are required to attend a training program. If you cannot attend a required training program, you must attend the next available training program on that issue.

Employee Evaluations

Your compliance with applicable laws, rules, regulations, and the Code, as well as training class participation, may form part of your yearly employee evaluation. We may also consider compliance when determining salaries, wages, and promotions. You must communicate any concerns with your supervisor, a compliance committee member, the General Counsel, or Human Resources so that you can make the correct ethical and legal choices.

2. CONFLICTS OF INTEREST

Outside Business Interests

You may engage in outside business activities or financial interests provided there is no actual, apparent, or potential conflict of interest and the activity does not adversely affect your ability to perform your job. You must obtain prior written approval from the Human Resources Vice President prior to accepting outside employment.

Personal and Family Conflicts of Interest

Personal conflicts of interest arise when actions occur that are influenced or are perceived to be influenced by a desire for personal gain (for you, a relative, or friend) to the detriment of the Company. A conflict may involve physicians or physician office staff, insurance or third party payor employees, hospital or ambulatory surgery center employees, customers, suppliers, fellow employees, shareholders, and others. You should avoid even the appearance of a conflict of interest.

Gifts and Entertainment

As an employee of the Company, you may not solicit or accept, from any interested party, any gratuity, use of property or facilities, loans, or things valued at over $100 for yourself or your family, friends, or associates. If an interested party offers you something of value (over $100 per calendar year), you must report it immediately to the Human Resources Vice President. You may accept breakfast, lunch, or dinner invitations to discuss legitimate business matters. You may also accept novelty gift items with nominal value.

The limitations on gifts and entertainment apply to anything given as a result of a business relationship, for which the recipient does not pay the fair market value. The guidelines apply at all times; they do not change during traditional gift giving seasons or during the planning of a company event. In determining whether it is appropriate to accept a gift, ask yourself the following questions:

•	Is it clearly related to the conduct of business?

•	Is it moderate, reasonable, and in good taste?

•	Would I feel comfortable telling members of the media, customers, suppliers, or other employees that I received this gift?

•	Do I feel any pressure to reciprocate this gift or grant special favors as a result of this gift?

•	Am I certain the gift does not violate any law or business regulation?

Unless authorized in writing by the President or otherwise consistent with Section 3, gifts and other gratuities, personal favors, or benefits provided out of corporate funds or other corporate assets to persons not employed by the Company are prohibited except for business-related gifts of nominal value and reasonable business-related entertainment expenditures.

Improper Payments

Under no circumstances is it acceptable to offer, give, solicit, or receive any form of bribe, kickback, or inducement. A kickback means any money, fee, commission, credit, gift, gratuity, thing of value, or compensation of any kind that is provided directly or indirectly for the purpose of improperly obtaining or rewarding favorable consideration or treatment for the Company or any of its affiliates or employees. See also “Relationships With Health Care Professionals—Gifts” below.

Political Contributions

The making of contributions from corporate funds or other assets to or for the benefit of a political party, political committee, or other political organization or to or for the benefit of a candidate for political office, even if lawful, is prohibited unless specifically authorized by the President or the Board of Directors. Contributions include financial and non-financial donations. You may not make any contributions to political parties or candidates on behalf of the Company without prior authorization from the President or the Board of Directors. If you choose to make a private donation, you may not do anything to imply that you are acting on behalf of the Company, such as using the Company’s facilities, letterhead, properties, or logos.

As a responsible corporate citizen, the Company may occasionally speak out on issues of importance to the Company. Executive officers will develop the Company’s position on relevant legislative and regulatory issues and direct our government relations representatives to communicate these positions to government officials. Employees should always refer any requests for information from the news media concerning the Company’s position on public issues or about other business matters to a corporate officer.

3. RELATIONSHIPS WITH HEALTH CARE PROFESSIONALS

ANS is dedicated to the advancement of medical science, the improvement of patient care, and in particular to the contribution that high quality, cost-effective health care technology can make toward achieving these goals. In pursuing this mission, ANS recognizes that adherence to ethical standards and compliance with applicable laws are critical to our ability to continue our collaboration with health care professionals. ANS encourages ethical business practices and socially responsible conduct related to our interactions with health care professionals. We also respect the obligation of health care professionals to make independent decisions regarding medical devices and related products and services. Consequently, ANS adopts the following standards to facilitate ethical interactions with those individuals or entities that purchase, lease, recommend, use, arrange for the purchase or lease of, or prescribe ANS’ products (“health care professionals”).

Between ANS and health care professionals, many forms of interactions exist that advance medical science or improve patient care, including the following:

•	Advancement of Medical Technology. Developing cutting-edge medical technology and improving existing products are collaborative processes between ANS and health care professionals. Innovation and creativity are essential to the development and evolution of our devices and often occur outside our facilities.

•	Safe and Effective Use of Medical Technology. The safe and effective use of our devices often requires ANS to offer health care professionals appropriate instruction, education, training, service, and technical support. Regulators may also require this type of training as a condition of product approval.

•	Research and Education. ANS supports bona fide medical research, education, and enhancement of professional skills, which serve patient safety and increase access to new technology.

ANS may interact with health care professionals for many legitimate objectives other than selling, leasing, recommending, arranging for the sale or lease of, or prescribing products; and some of these relationships are not addressed in this Code. Any interpretation of the provisions of this Code, as well as ANS’ interactions with health care professionals not specifically addressed in this Code, should be made in light of the following principle: ANS encourages ethical business practices and socially responsible conduct and will not use any unlawful inducement to sell, lease, recommend, or arrange for the sale, lease, or prescription of our products.

Product Training and Education

     ANS has a responsibility to make product education and training available to health care professionals. In fact, the FDA mandates training and education to facilitate the safe and effective use of certain of our products. Such programs often necessitate out- of-town travel for some participants and may extend more than one day. With regard to programs focused on education and training in the safe and effective use of ANS products:

•	Programs and events should be conducted in clinical, educational, conference, or other settings, including hotel or other commercially available meeting facilities conducive to the effective transmission of knowledge.

•	Programs requiring hands-on training in medical procedures should be held at training facilities, medical institutions, laboratories, or other appropriate facilities. The training staff should have the proper qualifications and expertise to conduct such training.

•	ANS may provide health care professional attendees with hospitality only in the form of reasonable meals and receptions in connection with these programs. Any such meals and receptions should be reasonable in value and subordinate in time and focus to the educational or training purpose of the meeting.

•	ANS may pay for reasonable travel and lodging costs incurred by attending health care professionals.

•	ANS may pay reasonable honoraria to program faculty members and reimburse their reasonable travel, lodging, and meal costs.

•	It is generally not appropriate for ANS to pay for the meals, hospitality, travel, or other expenses for guests of health care professionals or for any other person who does not have a bona fide professional interest in the information being shared at the meeting.

Supporting Third Party Educational Conferences

Bona fide independent, educational, scientific, or policymaking conferences promote scientific knowledge, medical advancement, and the delivery of effective health care. These typically include conferences sponsored by national, regional, or specialty medical associations; conferences sponsored by accredited continuing medical education providers; and grand rounds.

ANS may support these conferences in various ways:

•	Educational Grants. With the prior approval of the President, ANS may provide a grant either directly to the conference sponsor to reduce conference costs or to a training institution or the conference sponsor to allow attendance by medical students, residents, fellows, and others who are health care professionals in training. ANS may provide educational grants when: (1) the gathering is primarily dedicated to promoting objective scientific and educational activities and discourse; and (2) the training institution or the conference sponsor selects the attending health care professionals who are in training. Such grants should be paid only to organizations with a genuine educational purpose or function and may be used only to reimburse the legitimate expenses for bona fide educational activities. Such grants also should be consistent with relevant guidelines established by professional societies or organizations. The conference sponsor should be responsible for and control the selection of program content, faculty, educational methods, and materials.

•	Reasonable Meals and Hospitality. ANS may provide funding to the conference sponsor to support the conference’s meals and hospitality. Also, ANS may itself provide meals and receptions for all health care professional attendees, but only if it is provided in a manner that is also consistent with the sponsor’s guidelines. Any meals, receptions, and hospitality should be reasonable in value and should be subordinate in time and focus to the purpose of the conference.

•	Faculty Expenses. ANS may make grants to conference sponsors for reasonable honoraria, travel, lodging, and meals for health care professionals who are bona fide conference faculty members.

•	Advertisements and Demonstration. ANS may purchase advertisements and lease booth space for company displays at conferences.

Sales and Promotional Meetings

It is appropriate for ANS to meet with health care professionals to discuss product features, contract negotiations, and sales terms. Often, these meetings occur at or close to the health care professional’s place of business. It is appropriate for ANS to pay for occasional hospitality in the form of reasonable meals and receptions for health care professional attendees that are conducive to the exchange of information. It is also appropriate to pay for reasonable travel costs of attendees when necessary (e.g., for executive office, manufacturing facility, or plant tours). However, it is generally not appropriate to pay for meals, hospitality, travel, or lodging of guests of health care professionals or any other person who does not have a bona fide professional interest in the information being shared at the meeting.

Arrangements With Consultants

Many health care professionals serve as consultants to ANS, providing valuable bona fide consulting services, including research, participation as advisors, presentations at ANS-sponsored training, and product collaboration. It is appropriate to pay health care professionals reasonable compensation for performing these services. The following factors support the existence of a bona fide consulting arrangement between ANS and health care professionals:

•	Consulting arrangements should be written, signed by the parties, and specify all services to be provided.

•	Compensation paid to consultants should be consistent with fair market value for the services provided.

•	Consulting agreements should be entered into only where a legitimate need and purpose for the services is identified in advance.

•	Selection of consultants should be on the basis of the consultants’ qualifications and expertise to address the identified purpose and should not be on the basis of volume or value of business generated by the consultants.

•	The venue and circumstances for meetings with consultants should be appropriate to the subject matter of the consultation. These meetings should be conducted in clinical, educational, conference, or similar settings, including hotel

•	Or other commercially available meeting facilities, conducive to the effective exchange of information.

•	ANS-sponsored hospitality that occurs in conjunction with a consultant meeting should be reasonable in value and should be subordinate in time and focus to the primary purpose of the meeting.

•	ANS may pay for reasonable and actual expenses incurred by consultants in carrying out the subject of the consulting arrangement, including reasonable and actual travel, meals, and lodging costs incurred by consultants attending meetings with, or on behalf of, ANS.

•	When ANS contracts with a consultant for research services, there should be a written research protocol.

Gifts

ANS occasionally may provide modest gifts to health care professionals, but only if the gifts benefit patients or serve a genuine educational function. Other than the gift of medical textbooks or anatomical models used for educational purposes, gifts from an ANS employee should generally have a fair market value of less than $100, unless approved by the President. In addition, ANS may occasionally give health care professionals branded promotional items of minimal value related to the health care professional’s work or for the benefit of patients. Gifts may not be given in the form of cash or cash equivalents.

Provision of Reimbursement and Other Economic Information and Assistance

ANS may support accurate and responsible billing to Medicare and other payors by providing reimbursement information to health care professionals regarding ANS’ products, including identifying appropriate coverage, coding, or billing of ANS products or of procedures using those products. ANS may also provide information designed to offer technical or other support intended to aid in the appropriate and efficient use or installation of ANS’ products. In a circumstance when the hospital or ambulatory surgery center indicates that it has experienced difficulty in obtaining full or adequate reimbursement of device costs or is unwilling or unable to assume the risk of non-reimbursement for our products, ANS may offer the benefits provided by the Risk-Free Equipment Program or similar programs. However, it is ANS’ policy to not affirmatively promote the RFE Program without such an indication from the hospital or surgery center. It is inappropriate for ANS to provide technical or other support for the purpose of unlawfully inducing health care professionals to purchase, lease, recommend, use, or arrange for the purchase, lease, or prescription of ANS’ products.

Grants and Other Charitable Donations

With the prior approval of the President, ANS may make donations for a charitable purpose, such as supporting genuine independent medical research for the advancement of medical science or education, indigent care, patient education, public education, or the sponsorship of events where proceeds are intended for charitable purposes. Donations should be made only to charitable organizations or, in exceptional instances, to individuals engaged in genuine charitable missions for the support of that mission. It is not appropriate for ANS to make such donations for the purpose of unlawfully inducing health care professionals to purchase, lease, recommend, use, or arrange for the purchase, lease, or prescription of ANS’ products. All donations should be appropriately documented.

Examples of appropriate charitable grants and related considerations follow:

•	Advancement of Medical Education. ANS may make grants to support the genuine medical education of medical students, residents, and fellows participating in fellowship programs, which are charitable or have an academic affiliation, or where consistent with the preamble to this section, other medical personnel. (For additional considerations regarding educational grants, see “Supporting Third Party Educational Conferences.”)

•	Support of Research With Scientific Merit. ANS may make research grants to support genuine medical research. The purpose of the grant must be clearly documented. (For guidance as to the limitations that apply when ANS contracts with a health care professional to provide research on behalf of ANS, see “Arrangements With Consultants.”)

•	Public Education. ANS may make grants for the purpose of supporting education of patients or the public about important health care topics.

4. RELATIONSHIP WITH GOVERNMENTS AND GOVERNMENT REPRESENTATIVES

Government Investigations

The Company will fully cooperate with any appropriate government investigations. The General Counsel will coordinate all interaction with government officials pertaining to government investigations. If you receive any inquiries, requests, or subpoenas at work or at home, you must notify the General Counsel before responding. Do not furnish untrue or misleading information, destroy or alter records, or do anything to obstruct a government investigation. You should not attempt to cause another colleague to fail to provide accurate information or obstruct, mislead, or delay the communication of information or records relating to a possible violation of law.

Hiring of Current and Former Government Employees

The recruitment and employment of former or current U.S. government employees is subject to complex rules. Similar rules may also apply to state and local government employees and legislators. Each situation should be handled on an individual basis, and the General Counsel or Human Resources Vice President must be consulted.

Foreign Governments

The Company requires that all business dealings fully comply with all applicable laws and regulations everywhere we operate. The Foreign Corrupt Practices Act prohibits you from making an offer or making any payments or giving gifts or favors of any value to any foreign government official or politician (including candidates for office or political parties), or to a member of their staff, in exchange for or in an effort to obtain favorable business treatment for the Company or any other person or to affect any government decision. This also includes government agencies or department heads, any foreign government monopoly or corporation, political candidates and any intermediaries or third parties who may influence or transfer the gift to someone in the government. Although exceptions to this law exist, the President and the General Counsel must approve any gift.

5. OUR PUBLIC COMPANY DISCLOSURE OBLIGATIONS

The information in the Company’s public communications, including SEC filings, must be full, fair, accurate, timely, and understandable. All directors and employees of the Company are responsible for acting to further this policy. In particular, the directors and officers of the Company should be generally familiar with the disclosure requirements applicable to the Company and themselves; and directors and officers of the Company are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit material facts about the Company to others, whether within or outside the Company, including the Company’s independent auditors. In addition, any director or officer who has a supervisory role in the Company’s disclosure process has an obligation to discharge such supervisory responsibilities in good faith and in the Company’s best interest.

The Company has a Disclosure Committee, whose functions are as follows:

•	Review the Company’s existing disclosure controls and determine what disclosure improvements, if any, are necessitated by the Securities Exchange Act of 1934, as amended, and related SEC rules.

•	Consider the materiality of information and determine disclosure obligations on a timely basis as required by applicable laws and NASDAQ requirements.

•	Review existing procedures, and if necessary, design and establish additional procedures that ensure that (1) information required to be disclosed to the SEC and other written information that the Company will disclose to the investment community is recorded, processed, summarized, and reported accurately and on a timely basis; and (2) information is accumulated and communicated to executive officers of the Company, including the CEO and the CFO, as appropriate to allow timely decisions regarding such required disclosure.

•	Monitor the integrity and effectiveness of these Disclosure Controls.

•	Review and help supervise the preparation of the Company’s (1) periodic and current reports, proxy statements, information statements, registration statements, and any other information filed with the SEC, (2) press releases containing financial information, earnings guidance, information about material acquisitions or dispositions, or other information material to the Company’s security holders, (3) correspondence broadly disseminated to shareholders and the investment community, (4) presentations to analysts, and (5) disclosure policies for the Company’s corporate/investor relations Web sites.

•	Evaluate the effectiveness of these Disclosure Controls within 90 days prior to the filing of the Company’s Annual Report on Form 10-K and each Quarterly Report on Form 10-Q (collectively, the Periodic Reports). Each evaluation should determine whether any changes to the Disclosure Controls are necessary or advisable in connection with the preparation of the Company’s upcoming Periodic Reports or other Disclosure Statements, taking into account developments since the most recent meeting, including changes in the Company’s organization and business lines and any change in economic or industry conditions.

•	All directors and employees of the Company are responsible for assisting the Disclosure Committee in accomplishing its functions.

6. SECURITIES AND INSIDE INFORMATION

In the course of your employment, you may obtain information about the Company that is important and not generally known to the public. That information may be material to an investor’s decision to buy, sell, or hold Company securities and is commonly referred to as “material inside information.” Examples of material inside information include information regarding the following:

•	Significant developments in financial results or financial condition

•	Acquisition or loss of a significant customer relationship or contract

•	Significant new product or discovery

•	FDA approvals or decisions impacting product marketability

•	Significant disputes with customers, suppliers, or business partners

•	Clinical trial results

•	Mergers, acquisitions, or joint ventures

•	Declaration of dividends or changes in dividend policy

•	Stock splits or stock dividends

•	Change in control or significant change in management

•	Borrowing a significant amount of money

•	Public or private sale of securities

•	Change in capital investment plans

•	Plans to repurchase Company securities

•	Tender offers or proxy contests involving other companies

•	Changes in insurance coverage or reimbursement policy

You may not discuss this information with anyone outside of the Company. Within the Company, you should discuss this information on a strictly “need-to-know” basis with other colleagues who require this information to perform their jobs.

You may not profit from material inside information about the Company or any company with which we do business. If you trade Company securities or exercise stock options based on non-public, material inside information, or if someone you know trades Company securities based on information you have disclosed, you will violate insider trading laws. Certain employees who the Company has deemed “insiders” may not buy or sell the Company’s stock except during trading windows, which are announced internally and after the transaction has been pre-cleared. For further information, consult the Company’s Insider Trading Policy.

All transactions in Company stock by members of the Board of Directors, Leadership Team, and certain other identified employees who have access to material inside information must be pre-cleared regardless of whether such transactions are scheduled to occur during a period when trading is permitted. Transactions by these employees may not take place outside of designated trading windows without the express written consent of the General Counsel or Chief Financial Officer as provided in the Company’s Insider Trading Policy. For further clarification, consult the Insider Trading Policy.

7. ANTITRUST

Federal and state antitrust laws are designed to preserve and foster fair and honest competition within the free enterprise system. To accomplish this goal, the language of these laws is deliberately broad, prohibiting such activities as “unfair methods of competition,” agreements or conspiracies “in restraint of trade,” and price-fixing. Under no circumstance will an employee, officer, or agent of the Company authorize a violation of antitrust law. Further, ANS policy requires avoidance of even the appearance of conduct or activities contrary to antitrust laws.

Relations With Competitors, Customers and Suppliers

•	Communications between representatives of competitors should be avoided unless they concern a true customer-supplier relationship, coordination on other legitimate business activities (for example, coordinating a response to the Center for Medicare & Medicaid Services regarding proposed reimbursement rates), or legal and proper trade association activities (for example, AdvaMed or MDMA activities). We will not engage in any communications with competitors that could result, or even appear to result, in price-fixing; bid rigging (including complimentary bidding); allocation of customers, markets, or territories; boycotts; or production limits to restrain trade.

•	The antitrust laws recognize our need to be aware of market conditions, and we may discuss these with customers, retailers, wholesalers, and brokers provided they are not our competitors.

•	ANS will not interfere with our customers’ freedom to determine their own resale prices, cash discounts, profit margins, and other terms and conditions of sale. We will not act in concert with a customer to interfere with the business decisions of another customer.

8. INTERNATIONAL TRADE RESTRICTIONS AND BOYCOTTS

The ability of American companies and their foreign affiliates to trade in the world market is governed and occasionally restricted by regulations issued by the U.S. government. For example, American companies are prohibited from participating in economic boycotts directed against friendly countries while trade with certain countries is restricted or prohibited. Therefore, ANS will fully support all federal anti-boycott regulations or statutes. It will not directly or indirectly engage in any activity that reasonably could have the effect of promoting a restrictive international trade practice unless such practice is required by federal statute or regulation.

Anti-boycott regulations are complex and any suggestion of boycott activity, even the giving of information that may benefit a boycotting or boycotted country, may be illegal. You must contact a corporate officer if you receive any requests to participate in a boycott or documents that may contain boycott-related language.

9. INTELLECTUAL PROPERTY AND CONFIDENTIALITY

Patents

Patents are among the most valuable assets of our Company. A patent gives the patent holder the right to exclude others from making, using, offering for sale, or selling the patented invention in the United States or importing the invention into the United States. Patented products may be sold or licensed. If licensed, they should be used in compliance with their licensed uses only. Patented inventions inherent in the products we manufacture and sell should not be appropriated for personal or third-party use; likewise, patented inventions inherent in the components we buy from third parties or products of third parties that we use should not be appropriated for Company, personal, or third-party use unless specifically authorized.

Trademarks

Trademarks are also valuable assets. Proper use of all of our trademarks will maintain and enhance their strength and selling power. Failure to use our trademarks correctly and consistently may result in the trademarks being diluted and may even cause our trademarks to enter the public domain as common terms that could be used by anyone—including our competitors. It is essential that all reasonable and necessary steps be taken to ensure their protection. The General Counsel or Director of Intellectual Property must approve all uses of our trademarks. Trademarks belonging to other corporations should also be used correctly. Generally, another corporation’s stylized trademark should not be used without its permission.

Copyrights

U.S. and international copyright laws prohibit the copying, distribution, use, and display of a copyrighted work without the prior permission of the owner. These materials include computer software, books, audio and videotapes, trade journals, magazines, and many others. Slides, training materials, management models, and problem-solving frameworks produced by outside consultants or organizations may also be copyrighted. Employees may also create copyrighted works within the scope of their employment, which becomes the property of the Company. A violation can occur by creating a different work from the copyrighted work or from compiling the copyrighted materials of third parties. You must not illegally copy, for personal or Company use, computer software licensed to the Company, and you should not bring your personal software (or any copies) to use at the Company. If you are concerned about a potential violation of copyright law or protecting the Company’s copyrights, you should consult your supervisor, a compliance committee member, the General Counsel, or Human Resources.

Works Generated by Employees

All work generated by an employee of the Company related to any aspect of the Company’s business during the time of employment or with Company resources is considered the Company’s property.

Confidentiality

Confidential information about business activities of the Company, its employees, and others must be safeguarded during and after your employment. In connection with employment with the Company, we require employees to sign a Confidentiality Agreement. Examples of confidential information include, but are not limited to, the following:

•	Proprietary products, product designs, and product ideas

•	Marketing Strategies and Plans

•	Unpublished financial reports

•	Personnel and salary data

•	Operations Manuals

•	Training Materials

Employees are responsible for the internal security of Company information and must limit communication of confidential information to employees who have a legitimate need to know the information to fulfill the requirements of their position.

As employees, we are individually accountable and responsible for protecting the integrity of our business information. ANS employees will not make inappropriate modifications to information or destroy, disfigure, or disclose information. Documents containing sensitive data will be handled carefully during working hours and properly secured when not in use. ANS employees will observe all requirements necessary to protect the security and integrity of data stored on computer systems, including the nondisclosure of any passwords. Any instances of unrecognized or unauthorized individuals using computer terminals in your area must be reported to your supervisor.

Confidential Competitor Information

You should not accept confidential information about a competitor without prior authorization from the General Counsel, whether this information comes from the owner, an ex-employee, or another person affiliated with the competitor. It is not acceptable to seek proprietary or confidential information when doing so would require anyone to violate a contractual agreement, such as a confidentiality agreement with a prior employer. If you possess confidential information about a competitor, which was obtained by virtue of a prior relationship, you should not use or disclose it to the Company.

10. HUMAN RESOURCES

Equal Employment Opportunity

The Company is committed to the principles of equal employment opportunity. All employment decisions are made on the basis of individual qualifications, without regard to race, color, sex, religion, national origin, age, disability, marital status, sexual orientation, AIDS/HIV, or veteran status as defined by law. The Company seeks to ensure that all personnel activities, such as compensation, benefits, transfers, promotions, demotions, reductions in the work force, discipline, recreational programs, Company-sponsored training, education, and social programs, are administered on a fair and equal basis. We will make reasonable accommodations to the known physical and mental limitations of otherwise qualified individuals with disabilities. Every employee is expected to treat others with fairness, dignity, and respect in connection with their employment.

Freedom from Harassment

The Company firmly believes that all employees and applicants have an unconditional right to work in an environment free from harassment. We will not tolerate harassment by anyone based on the diverse characteristics or cultural backgrounds of those who work with us. Sexual harassment, including any unwelcome sexual advances, requests for sexual favors, or other unwelcome verbal or physical conduct of a sexual nature, will result in discipline. Other harassment, including unwelcome verbal or physical conduct that belittles, shows hostility, or ridicules an individual because of race, color, sex, religion, national origin, age, disability, marital status, sexual orientation, or veteran status as defined by law will also result in prompt disciplinary action. Harassment also includes incidents of workplace violence, including robbery and other commercial crimes, stalking, violence directed at the employer, terrorism, and hate crimes. We prohibit employees from possessing firearms, other weapons, explosive devices, or other dangerous materials on Company-owned property.

11. INTERNAL ACCOUNTING CONTROLS

Accounting practices will be conducted in full compliance with the accounting recordkeeping and internal control requirements stipulated by the Chief Financial Officer, which are in accordance with generally accepted accounting principles and applicable laws and regulations.

No officer, employee, or other person acting on our behalf will engage in any activity that circumvents ANS corporate or accounting policies or systems of internal control.

No payments or receipts will be approved, made, or accepted with the intention or understanding that any part of such payment is to be used for a purpose other than described by the documents supporting the transaction. “Slush funds,” or similar funding or accounts where no accounting for receipts or expenditures is made on the books of ANS, are strictly prohibited.

All disbursements of funds will be made by check and will be payable to the ultimate payee, except nominal disbursements drawn from established and properly recorded petty cash accounts or properly approved wire transfers. No checks will be drawn to cash or bearer except as specified in the existing procedure governing this policy. Both the Chief Financial Officer and the Chief Executive Officer must approve all exceptions in advance.

Consultants or agents will not be retained without the prior approval of ANS’ President or designee, unless the services being rendered are to be performed solely in the United States or Canada. Before approval is granted, a written contract between ANS and the consultant or agent must be submitted and a review conducted to confirm that he or she is technically capable of performing the contracted service. The review must further establish, either independently or by the consultant’s or agent’s written certification, that he or she is neither a candidate for office nor a current office holder in any government or political party. If the consultant or agent is in fact a candidate for office or a current government or political office holder, he or she must submit written certification that the consultant’s or agent’s contracted services will not violate any applicable law or regulation.

12. BOOKS AND RECORDS

Falsification of Records

All payments and other transactions must be properly authorized by the officer or manager with authority to do so and must be accurately and completely recorded in accordance with generally accepted accounting principles. The Company strictly prohibits making any false or artificial entries in any of the books or records of the Company or in any public record. No payment or receipt of payment may be transacted with the intention or understanding that any part of the payment or receipt is to be used for a purpose other than that described in the documents supporting that transaction. Off-book accounts are strictly prohibited.

Records Retention

All records should be retained and destroyed according to the Company Records Retention Policy. In addition, when litigation or a government investigation or audit is pending or imminent, relevant records must not be destroyed until the matter is resolved. Destruction of records to avoid disclosure in a legal proceeding could constitute a criminal offense.

13. COMMERCIAL TRANSACTIONS

All commercial agreements should follow the corporate contract procedures, which include submitting an executive contract summary, along with supporting documentation, to the General Counsel prior to entering into a relationship with the other party. Both the President and the General Counsel must approve any consulting or similar agreement or arrangement with a physician or other health care professional. Employees should avoid oral contracts, letters of understanding or intent, handshake deals, and general acceptance letters. The accounting department will not pay invoices for transactions that have not gone through the contract procedure prior to entering into the relationship. Individuals who fail to follow the contract procedure will be reported to the President. You should always act within the scope of your authority and never make unauthorized promises or assurances to others.

14. HEALTH AND SAFETY

Environmental Responsibility

The Company is committed to acting in an environmentally responsible manner by complying with all federal, state, and local environmental laws and regulations. We must comply with all environmental laws by constructing and operating each of our facilities with the necessary permits, approvals, and controls. If you are uncertain about what is required in order to comply with environmental laws, contact the General Counsel before taking action.

Product Quality

We must strive to meet the high expectations of ANS’ customers by meeting all of our quality standards. Our products must be manufactured, packaged, and delivered in full compliance with all applicable FDA, TUV, safety, health, and consumer protection laws. All product inspections and testing must be timely, accurate, and complete. ANS and its employees will adhere to and fully comply with the regulations and requirements of the FDA concerning Quality System Regulation of Medical Device Manufacturers and any other applicable regulations.

Health and Safety

Every employee is entitled to a safe working environment. You are responsible for preventing accidents by reporting any unsafe working conditions, adhering to safe work procedures, and complying with OSHA regulations. If you have any questions about the safety of your work environment or compliance with OSHA regulations, you must immediately report such concerns to your supervisor or a compliance committee member.

CERTIFICATE OF COMPLIANCE

I acknowledge that I have received and read the provisions of The Corporate Code of Conduct applicable to me.

I agree to abide by the provisions of the Code while employed by the Company, and I will not use any confidential or proprietary information after I leave the Company. I also understand that signing this Certificate and complying with the Code does not guarantee my continued employment or alter my status as an at-will employee.

LAST NAME (Please Print)	FIRST NAME			M.I.

SOCIAL SECURITY NUMBER		DEPARTMENT NAME

SIGNATURE			DATE

Please return this Certificate as instructed by the Company.

Advanced Neuromodulation Systems, Inc.

Corporate Code of Conduct

The Company requires all members of the Leadership Team, Director-level employees, Regional Sales Directors, and certain other designated employees to read the attached Corporate Code of Conduct (the Code) and to then complete and sign this Certificate of Compliance (also attached). You may also be asked periodically to respond to the compliance Questionnaire and certify compliance with the Code as the Company deems appropriate. It is important that you respond honestly and completely to the statements that follow. When you respond, you imply that you are answering for yourself and any family member or relative. Responses should encompass the period from when you first completed a Certificate of Compliance up to the present.

If you, an immediate family member, or relative are not in compliance with any of the areas described below, please attach an explanation of your situation. If you are not sure about how to interpret a statement or question whether you are in compliance, contact the Company’s General Counsel, a supervisor, or a compliance committee member.

If future changes place you in conflict with the Code, you should immediately contact the General Counsel in writing.

	TRUE	OTHER
	(Without Exception)	(Explain)
CONFLICTS OF INTEREST

1) I have not accepted any financial compensation (e.g., salaries, fees, commissions, rebates, or monetary rewards) from anyone doing business with the Company, including vendors, suppliers, customers, distributors, sales representatives, contractors, consultants, or other people or firms doing business with the Company.
	☐	☐

2) I have not offered or received favors or any preferential treatment that may result in personal financial gain or that violate any law or the Code.	☐	☐

3) I have not received gifts or entertainment (not including meals) in any 12-month period from a single business source that would violate the Code.	☐	☐

4) I have not conducted Company business with a family member or relative or with any business affiliated with a family member or relative, except as authorized by the Company.	☐	☐

5) I am not financially indebted or have any obligation to any competitors, vendors, suppliers, customers, distributors, sales representatives, contractors, consultants, or other people or firms doing business with the Company.
	☐	☐

6) I do not own any stock or have any ownership interest in a competitor (or a company I know is a potential future competitor), a material supplier, or a material customer, except for interests that do not constitute a “controlling interest” (as “control” is defined by federal securities laws) or as approved by the President.
	☐	☐

7) I have not, to the best of my knowledge, become involved in a conflict of interest in violation of the Code.	☐	☐

	TRUE	OTHER
	(Without Exception)	(Explain)
CONFIDENTIALITY

8) I have not communicated any proprietary information regarding, but not limited to, patent applications, trade secrets, products, technology, sales or marketing strategies, development plans, or unpublished financial, personnel, or salary data to any unapproved person or entity.
	☐	☐

9) I have not wrongfully obtained any confidential information about a competitor, prospective competitor, or anyone else that may violate the Code.	☐	☐

10) I have not exchanged inside information with anyone outside the Company except as authorized by the Company’s General Counsel.	☐	☐

11) I have not used inside information for personal gain.	☐	☐

GOVERNMENT REGULATIONS

12) I have not made any unauthorized political contributions on behalf of the Company, nor have I used Company property for personal political activities.	☐	☐

13) I have not lobbied on behalf of the Company, without advance approval, or lobbied for any personal issues while on Company time.	☐	☐

14) I have not violated any rules regarding government contracts, reporting, or investigations.	☐	☐

15) I have not given financial compensation to foreign parties in violation of the Foreign Corrupt Practices Act.	☐	☐

COMMERCIAL TRANSACTIONS

16) I have not engaged in any commercial agreements that are not in accordance with Company guidelines or entered into any commercial agreements beyond the level of my authority.	☐	☐

17) I have not violated any antitrust laws or trade regulations.	☐	☐

RELATIONSHIPS WITH HEALTH CARE PROFESSIONALS

18) I have not engaged in any improper payments, gifts, entertainment, sales and marketing practices, or other activities that violate the Code pertaining to relationships with health care professionals.
	☐	☐

ACCOUNTING AND FINANCIAL REPORTING

19) I have reported all financial information accurately and promptly and in accordance with generally accepted accounting principles.	☐	☐

	TRUE	OTHER
	(Without Exception)	(Explain)
20) I have not established or maintained any secret or unrecorded funds or assets.	☐	☐

GENERAL

21) I have not violated any other section of the Code.	☐	☐

Please attach a separate sheet if you need more space to explain an answer to any of the statements.

CERTIFICATE OF COMPLIANCE

I acknowledge that I have received and read the Corporate Code of Conduct and that I have answered the statements completely and truthfully.

I agree to abide by the provisions of the Code while employed by the Company, and will not use any confidential or proprietary information after I leave the Company. I will notify the General Counsel in writing if something happens to change my answers to any of the statements in this Certificate or that places me in conflict with the Code.

I also understand that signing this Certificate and complying with the Code does not guarantee my continued employment or alter my status as an at-will employee.

LAST NAME (Please Print)	FIRST NAME			M.I.

SOCIAL SECURITY NUMBER		DEPARTMENT NAME

SIGNATURE			DATE

Please return this Certificate as instructed by the Company.

NOTE: Incomplete Certificates will be returned to the employee for completion.